Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK RAISES FY08 EPS GUIDANCE TO $5.95 - $6.15 PER SHARE – SALES AND
ORDERS GUIDANCE ALSO INCREASED

FOURTH-QUARTER FY07 EPS RISES TO $1.57, QUARTERLY SALES UP 10 PERCENT
AND ORDERS INCREASE 29 PERCENT

 FULL-YEAR FY07 EPS INCREASES TO $5.32, FULL-YEAR SALES INCREASE 11
PERCENT AND ORDERS INCREASE 18 PERCENT

FULL-YEAR FY07 NET INCOME UP 20 PERCENT TO $184 MILLION

Minneapolis, May 4, 2007 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the fourth quarter of fiscal year 2007, which ended on March 31, rose to $1.57 from $0.79 in the prior-year quarter.  Excluding discrete items, EPS in the quarter increased by 17 percent to $1.54 from $1.32 in the prior-year quarter (see reconciliation chart for details).  Sales for the quarter increased 10 percent to more than $1.0 billion, compared to $918 million in the prior-year quarter while orders increased 29 percent to $1.5 billion, compared to $1.2 billion in the prior-year period.  The company’s fourth-quarter net income rose to $54 million, from $29 million in the prior-year period.

For the full-year, EPS rose to $5.32 from $4.11 in the prior year.  Excluding discrete items, EPS for the year increased by 15 percent to $5.29 from $4.60 a year ago (see reconciliation chart for details).  Sales for the full year increased 11 percent to $3.56 billion compared to $3.22 billion in the prior year while orders increased 18 percent to $3.93 billion, compared to $3.32 billion in the prior year.  The company’s full-year net income rose to $184 million, from $154 million in the prior year.

“Fiscal year 2007 was a strong year for ATK and our shareholders.  We achieved our growth targets; strengthened our orders backlog; and secured a decades-long future with NASA on the Ares I crew exploration vehicle,” said Dan Murphy, Chairman and CEO.  “With increased visibility into 2008, we are raising our EPS, sales and orders guidance and will continue delivering on our commitment of double-digit earnings growth.”

Net earnings in the quarter included a $0.26 per share discrete tax benefit, primarily from a favorable tax settlement of prior-year audits, and an $0.18 non-cash charge related to the termination of an internal information systems project.  The company determined the planned information system was insufficient to support its current business model.

The quarter also included a $0.05 per share charge related to refinancing the company’s senior debt.  The transaction expands ATK’s senior debt borrowing capacity to $775 million, including $500 million of revolving capacity.  The transaction also extends the maturity of the senior debt three years to March 2012, and is expected to slightly reduce the company’s borrowing costs under its senior facilities.  The prior-year quarter also included debt extinguishment charges of $0.56 per share.

Cash flow from operations of $44.5 million exceeded the company’s previous expectations of approximately $35 million.  The current year cash flow results include the impact of pre-funding the company’s pension as previously disclosed.  The company pre-funded $300 million to its defined benefit pension plan, bringing it to near fully-funded status.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the fourth quarter and full year, which ended on March 31, 2007.

Net Sales and Income before Interest, Income Taxes, and Minority Interest
(Dollars in Millions)

External Sales:

	Quarters Ended				Years Ended
	March 31,	March 31,		%	March 31,	March 31,		%
	2007	2006	$ Change	Change	2007	2006	$ Change	Change

Mission Systems Group	$355.5	$344.2	$11.3	3.3%	$1,210.5	$1,157.0	$53.5	4.6%
Ammunition Systems Group	376.1	340.6	35.5	10.4%	1,276.2	1,105.4	170.8	15.5%
Launch Systems Group	277.6	232.9	44.7	19.2%	1,078.2	954.4	123.8	13.0%
Total external sales	$1,009.2	$917.7	$91.5	10.0%	$3,564.9	$3,216.8	$348.1	10.8%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Years Ended
	March 31,	March 31,		March 31,
	2007	2006	Change	2007	March 31, 2006	Change

Mission Systems Group	$31.0	$26.9	$4.1	$114.6	$97.4	$17.2
Ammunition Systems Group	34.1	33.5	0.6	112.6	109.3	3.3
Launch Systems Group	39.6	32.2	7.4	147.3	133.6	13.7
Corporate	(18.7)	(2.1)	(16.6)	(34.8)	(13.2)	(21.6)
Total	$86.0	$90.5	$(4.5)	$339.7	$327.1	$12.6

SEGMENT RESULTS

ATK operates three principal business groups: Mission Systems Group; Ammunition Systems Group; and Launch Systems Group.

MISSION SYSTEMS GROUP

For the quarter, sales from the Mission Systems Group increased three percent to $356 million, from $344 million in the prior-year quarter.  Higher sales in commercial aircraft composites; aircraft missile warning sensors; aircraft intelligence, surveillance and reconnaissance (ISR) programs; and land barrier systems contributed to the increase.  These were partially offset by lower fuze sales in the company’s artillery and tank ammunition business.  For the year, the Group’s sales increased five percent to $1.21 billion, from $1.16 billion in FY06.

Fourth-quarter earnings before interest and taxes (operating profit) were $31 million, compared to $27 million in the previous-year quarter.  The increase primarily reflects improved profit in the Group’s technical services business, offset by higher costs for new business pursuits.  Operating profit for the year was $115 million, compared to $97 million in the prior year.  The increase reflects improved profit on missile defense programs, tank ammunition and aircraft ISR programs.

AMMUNITION SYSTEMS GROUP

Sales in the Ammunition Systems Group increased 10 percent to $376 million from $341 million in the prior-year quarter.  The increase reflects higher volumes in medium-caliber gun systems and ammunition, civil ammunition and military small-caliber ammunition.  For the year, sales increased by more than 15 percent to $1.28 billion, from $1.11 billion in FY06.  The year-over-year increase reflects growth in medium-caliber gun systems and ammunition, civil ammunition and military small-caliber ammunition.

Fourth-quarter operating profit for the Ammunition Systems Group was $34 million, compared to $33 million in the prior-year quarter.  Higher volumes of civil and military ammunition contributed to the increase, which was partially offset by increased sales in the Group’s lower-margin medium-caliber ammunition business.  For the full year, operating profit was $113 million versus $109 million in the prior year.  The growth of the businesses was partially offset by higher than planned TNT start-up costs.

LAUNCH SYSTEMS

Sales from the Launch Systems Group increased 19 percent to $278 million versus $233 million in the prior-year quarter.  Sales growth in the quarter was driven by the increased pace of activities related to the Ares I, and commercial launch programs.  The increase was partially offset by expected reductions in work scope on the Space Shuttle.  For the year, sales increased 13 percent to $1.08 billion, from $954 million in the prior year.  The increase reflects new sales on the Ares I program as well as strategic propulsion programs, partially offset by the expected reduction in Space Shuttle work scope.

Fourth-quarter operating profit for the Launch Systems Group rose to $40 million, compared to $32 million in the prior-year quarter.  The increase was driven by additional revenue from Ares I and commercial launch programs, offset by lower Space Shuttle program volume.  For the year, operating profit increased to $147 million from $134 million in the prior year.  The increase is primarily due to revenue from Ares I and strategic propulsion programs.

CORPORATE AND OTHER

In the fourth quarter, corporate and other expenses totaled $19 million compared to $2 million in the prior-year period.  For the full year, the expenses were $35 million, compared to $13 million in the prior year.  The increases for the quarter and the year are primarily the result of expenses related to the previously discussed decision to terminate an internal information systems project, as well the expensing of stock options due to the adoption of SFAS 123R.

OUTLOOK

Based on the strength of sales and strong program execution across all three business Groups, ATK is raising its FY08 EPS, sales, and orders guidance.  ATK now expects FY08 EPS in a range of $5.95-$6.15, up from its previous guidance of $5.80-$6.00.  The company is raising its sales expectations to a range of $3.75 - $3.85 billion, up from the previous range of $3.7 - $3.8 billion.  ATK expects FY08 orders to exceed $5.2 billion, up from its previous expectation of $5.0 billion.  Free cash flow is expected to be approximately $260 million (see reconciliation table for details).  The company expects average share count of approximately 35 million and an effective tax rate in the mid-30’s.

The company’s earnings guidance for FY08 does not include projections related to its recently announced intention to acquire Swales Aerospace.  The company anticipates that the acquisition, which is expected to be slightly accretive this year, will close in the first quarter of FY08.

ATK is an advanced weapon and space systems company employing approximately 15,500 people in 21 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Measures

Earnings per Share excluding impact of non-recurring items

Earnings per share excluding the impact of non-recurring items is defined as earnings per share less the impact of an internal information systems project, debt refinancing and extinguishment costs, management-change costs, restructuring costs, a favorable tax settlement for prior year audits, and resolution of tax matters. ATK management believes earnings per share excluding the impact of non-recurring items provides investors with an important perspective on the operating results of the Company. ATK management uses this measurement internally to assess business performance.

	Quarter Ended	Quarter Ended	%	Year Ended	Year Ended	%
	March 31, 2007	March 31, 2006	change	March 31, 2007	March 31, 2006	change
Earnings per share	$1.57	$0.79		$5.32	$4.11
Internal information systems project	0.18			0.18
Debt refinancing/extinguishment costs	0.05	0.56		0.05	0.56

Resolution of tax matters	(0.26)	(0.06)		(0.26)	(0.18)
Management-change and restructuring charges		0.03			0.11
Earnings per share excluding the impact of non-recurring items	$1.54	$1.32	17%	$5.29	$4.60	15%

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected
Year Ending
March 31, 2008
(in thousands)
Cash provided by operating activities	$345,000
Capital expenditures	85,000
Free cash flow	$260,000

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		YEARS ENDED
	March 31,	March 31,	March 31,	March 31,
(In thousands except per share data)	2007	2006	2007	2006

Sales	$1,009,166	$917,694	$3,564,940	$3,216,807
Cost of sales	815,960	746,536	2,893,023	2,606,087
Gross profit	193,206	171,158	671,917	610,720
Operating expenses:
Research and development	22,521	16,405	61,533	51,506
Selling	29,401	25,226	96,738	82,038
General and administrative	55,279	38,985	173,918	150,027
Total operating expenses	107,201	80,616	332,189	283,571
Income before interest, income taxes, and minority interest	86,005	90,542	339,728	327,149
Interest expense	(21,903)	(49,134)	(76,144)	(100,837)
Interest income	469	304	1,212	1,245
Income before income taxes and minority interest	64,571	41,712	264,796	227,557
Income tax provision	10,346	12,232	80,217	73,271
Income before minority interest	54,225	29,480	184,579	154,286
Minority interest, net of income taxes	127	69	451	404
Net income	$54,098	$29,411	$184,128	$153,882

Earnings per common share:
Basic	$1.64	$0.81	$5.43	$4.19
Diluted	1.57	0.79	5.32	4.11

Average number of common shares	33,040	36,165	33,885	36,730
Average number of common and dilutive shares	34,553	37,085	34,591	37,402

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2007	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$16,093	$9,090
Net receivables	733,304	738,909
Net inventories	170,602	139,876
Deferred income tax assets	75,333	77,848
Other current assets	33,686	53,728
Total current assets	1,029,018	1,019,451
Net property, plant, and equipment	454,748	453,958
Goodwill	1,163,186	1,163,186
Prepaid and intangible pension assets	27,998	69,216
Deferred charges and other non-current assets	199,732	196,169
Total assets	$2,874,682	$2,901,980
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts		$63,036
Current portion of long-term debt		29,596
Accounts payable	$153,572	165,955
Contract advances and allowances	80,904	49,667
Accrued compensation	123,696	114,537
Accrued income taxes	11,791	23,710
Other accrued liabilities	133,309	224,443
Total current liabilities	503,272	670,944
Long-term debt	1,455,000	1,096,000
Deferred income tax liabilities	22,278	2,909
Postretirement and postemployment benefits liability	163,709	175,314
Accrued pension liability	89,383	239,313
Other long-term liabilities	83,159	89,142
Total liabilities	2,316,801	2,273,622
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 33,075,268 shares at March 31, 2007 and 35,207,335 at March 31, 2006	331	352
Additional paid-in-capital	477,554	472,861
Retained earnings	1,112,649	928,521
Unearned compensation	—	(2,760)
Accumulated other comprehensive loss	(424,075)	(333,136)
Common stock in treasury, at cost, 8,479,793 shares held at March 31, 2007 and 6,347,726 at March 31, 2006	(608,578)	(437,480)
Total stockholders’ equity	557,881	628,358
Total liabilities and stockholders’ equity	$2,874,682	$2,901,980

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
(In thousands)	March 31, 2007	March 31, 2006
Operating activities
Net income	$184,128	$153,882
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	69,380	69,589
Amortization of intangible assets	6,772	8,745
Amortization of deferred financing costs	3,999	3,764
Loss on extinguishment of debt	—	18,849
Deferred income taxes	81,725	9,523
Loss on disposal of property	9,295	374
Minority interest, net of income taxes	451	404
Share-based plans expense	38,076	21,256
Excess tax benefits from share-based plans	(3,539)	—
Changes in assets and liabilities:
Net receivables	5,605	(113,776)
Net inventories	(30,726)	(17,459)
Accounts payable	(12,514)	15,938
Contract advances and allowances	31,237	17,950
Accrued compensation	5,470	15,466
Accrued income taxes	(5,312)	29,491
Pension and other postretirement benefits	(348,303)	9,109
Other assets and liabilities	8,724	(26,458)
Cash provided by operating activities	44,468	216,647
Investing activities
Capital expenditures	(81,086)	(65,352)
Proceeds from the disposition of property, plant, and equipment	603	1,781
Cash used for investing activities	(80,483)	(63,571)
Financing activities
Change in cash overdrafts	(63,036)	56,944
Payments made on bank debt	(20,250)	(27,000)
Payments made to extinguish debt	(225,346)	(663,957)
Proceeds from issuance of long-term debt	575,000	670,000
Premium to extinguish debt	—	(18,849)
Purchase of call options	(50,850)	—
Sale of warrants	23,220	—
Payments made for debt issue costs	(10,564)	(7,993)
Net purchase of treasury shares	(208,027)	(189,860)
Proceeds from employee stock compensation plans	19,332	23,957
Excess tax benefits from share-based plans	3,539	—
Cash provided by (used for) financing activities	43,018	(156,758)
Increase (decrease) in cash and cash equivalents	7,003	(3,682)
Cash and cash equivalents - beginning of period	9,090	12,772
Cash and cash equivalents - end of period	$16,093	$9,090